EXHIBIT 10.2

[NAME] - Equity Award Notification

[DATE] Performance-Based Restricted Stock Unit (PRSU) Award
Target Grant Value: $[_____]
Number of Shares: Based on [DATE]

Award Type	Number of Shares
PRSUs	[_____]

Note: The terms of the [DATE] Annual Equity Award are in accordance with the terms and conditions of the Ralph Lauren Corporation 2010 Long-Term Incentive Plan as well as with the terms and conditions of executive’s employment agreement date [DATE]. These awards are contingent upon signing the PRSU Equity Agreement which will be presented for execution on [DATE].

Information concerning goals is strictly confidential

PRSUs:

•
Vest over three-year period in one-third increments beginning FY19 if the FY18 performance goal (Operating Margin of [__]%) is achieved and certified by the Compensation and Organizational Development Committee, and employment is continuous through each vesting date (unless otherwise provided for in the employment agreement).

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